EXHIBIT 21.1

TALON INTERNATIONAL, INC.

Subsidiaries

Name	Jurisdiction of Organization

Tag-It Pacific Limited	Hong Kong

Tag-It, Inc.	California

Tag-It Pacific (HK) Ltd.	British Virgin Islands

Tagit de Mexico, S.A. de C.V.	Mexico

Talon Technologies, Inc.	California

Talon Zipper (Shenzhen) Company Ltd	China

Talon International Pvt. Ltd.	India

A.G.S. Holdings, Inc.	Delaware

A.G.S. Holdings LLC	Delaware

Tag It Pacific LLC	Delaware

PT Talon Indonesia	Indonesia

Tag It Brands, Inc	California

Talon Dominicana S.A.	Dominican Republic